EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

NOONEY REALTY TRUST SETTLES LAWSUIT; NEW MANAGEMENT TAKES OVER.

   Kansas City, Missouri (November 9, 1999) -- Nooney Realty Trust, Inc. (NASDAQ:NRTI), a real estate investment trust referred to hereinafter as the "Trust," announced today that it settled its lawsuit with KelCor, Inc.("KelCor") and affiliates. In connection with the settlement, CGS Real Estate Company, Inc. ("CGS") and certain of its affiliates have sold all of their shares (75,763) of common stock in the Trust to NKC Associates, L.L.C. and Chris Garlich at a price of $10.00 per share. Also, in connection with the settlement, two of the members of the Board of Trustees of the Trust, William W. Geary, Jr., and James P. Ingram, resigned and each of the Trust's officers resigned. In their place, Robert B. Thomson and Monte McDowell have been appointed to fill the vacancies on the Board. David L. Johnson has been appointed as Chairman and Daniel W. Pishny has been appointed President. The other members of the Board have agreed to resign after the Trust has complied with certain informational requirements under the securities laws.

   The Trust has also terminated each of its management service agreements with CGS and its affiliates, and William J. Carden and Thomas M. Thurber have terminated their employment agreements with the Trust. The Trust will enter into a management agreement with Maxus Properties, Inc., which is an affiliate of KelCor and David L. Johnson.

   The lawsuit that was settled centered around the Trust asking for declaratory judgment regarding the validity of some of the Trust's shares held by certain individuals and entities including KelCor and David L. Johnson. On April 27, 1999, the Circuit Court of Jackson County, Missouri entered a summary judgment for the defendants with respect to the validity of the Trust's shares held by such individuals. The Trust had appealed such judgment.

   "We are pleased to announce the settlement" said David L. Johnson, newly appointed Chairman. "We can now focus on increasing the value of the Trust for the benefit of its shareholders."

   The Trust was formed to make equity investments in income-producing properties, primarily commercial and light industrial properties. The Trust has invested in three real property investments: the Atrium at Alpha Business Center, an office building located in Bloomington, Minnesota; the Applied Communications, Inc. Building, an office building located in Omaha, Nebraska; and Franklin Park Distribution Center, a warehouse and distribution facility located in Franklin Park, Illinois.

Safe Harbor Statement: This press release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The company's actual financial condition and results of operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the company's SEC filings, including the company's report on 10-K for the year ended December 31, 1998.
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Contact:        Christine A. Robinson, Secretary
                Nooney Realty Trust, Inc.
                1100 Main, Suite 2100
                Kansas City, Missouri 64105
                (816) 421-4670; phone
                (816) 221-1829; fax